Exhibit 99.1

AYRO Announces Third Quarter 2020 Financial Results

Earnings conference call to be held Friday, November 6, 2020 at 8:30 a.m. ET

AUSTIN (November 6, 2020) – AYRO, Inc. (Nasdaq: AYRO) (“AYRO” or the “Company”), an engineer and manufacturer of light-duty, urban, and short-haul electric vehicles (EVs), today announces financial results for its third quarter of 2020.

Q3 Financial Highlights:

●	Revenues of $388,654
●	Net Loss Attributable to Common Stockholders of ($3.1) million
●	Adjusted EBITDA loss of ($2.1) million
●	Total debt of $241,399 as of September 30, 2020
●	Total Cash of $27.9 million as of September 30, 2020

Operating Highlights:

●	Established strategic manufacturing, engineering, and design partnership with Karma Automotive’s Innovation and Customization Center (KICC) that is targeted at having a capacity to deliver 20,000+ light-duty trucks and electric delivery vehicles over the next three years and is valued at more than $300 million
●	Completed expansion of Austin manufacturing facility from 10,000 square feet to 24,000 square feet to increase production capacity from 200 electric vehicles per month to 600 per month
●	Announced a total of $24.25 million in in gross equity capital raised through two registered direct offerings
●	Established an engineering partnership with Gallery Carts and jointly developed an all-electric mobile food cart based on the Club Car 411 EV to provide food and beverages “on-the-go”
●	Announced $584k in orders for its mobile food truck following its partnership announcement with Gallery Carts
●	Received and deployed an initial order from Club Car for nine Club Car 411 EVs to serve a military medical campus in the northeast U.S.
●	Backlog of $624,069 as of September 30, 2020

“The third quarter positioned us well to execute our strategy of becoming a dominant manufacturer of purpose-built, low-speed EVs for the commercial fleet market,” commented AYRO Chief Executive Officer Rod Keller. “Despite the impact of COVID-19 and the uncertainties it has created across global economies, we were able to successfully improve our balance sheet materially through two equity raises and had nearly $28 million in cash at the end of the third quarter. We continued to deliver 411 cars to Club Car via our exclusive relationship with them and even established another partnership with Gallery Carts that is based on the 411 model and targeted at point-of-demand hospitality markets. This initiative permits food, beverage, and even merchandise operators to bring goods directly to consumers. The COVID-19 pandemic has brought into focus the need to be able to bring food and beverages to students, faculty, fans, and/or employees on an as-needed basis to avoid large gatherings like cafeterias. Together with Gallery Carts, we have a few different vehicles available in a variety of ready-made and configurable solutions to address varied customer needs. Encouragingly, on the heels of establishing the partnership with Gallery Carts, we received an initial order for such mobile food trucks valued at nearly $600,000. This is a testament to our team’s ability to identify new and ancillary markets for our EV solutions.”

“Turning to manufacturing, we are especially excited about the initiatives we achieved in the third quarter. In early July, we announced that we tripled the production capacity of our Austin facility from 200 cars per month to 600 cars per month. Austin is certainly becoming a hotbed of EV manufacturing, and we are happy to have the increased flexibility to satisfy future demand locally. At the end of September, we announced a significant strategic manufacturing, engineering, and design partnership with Karma Automotive’s Innovation and Customization Center. Under the partnership, Karma will provide its expert contract manufacturing services for the next-generation of AYRO light-duty vehicles as well as engineering and development services for new EV solutions in the delivery and microdistribution markets. Together, we aim to deliver over 20,000 light-duty trucks and electric delivery vehicles over the next three years. We estimate this production goal to have a value in excess of $300 million,” continued Mr. Keller.

“Given our strategic partnerships with industry leaders like Club Car, Gallery Carts, and now Karma Automotive, our strong balance sheet, and our internal team who will continue to innovate and help bring next-generation purpose-built EVs to the market, the outlook remains quite bright for us, and we are truly excited about AYRO’s future. Furthermore, while COVID-19 may have led to some disruptions in customer orders and the near-term pace of EV adoption, the transition to EVs is a trend that will continue for both consumers and businesses alike. AYRO is committed to be the leader in purpose-built EVs,” concluded Mr. Keller.

Results presented herein are preliminary. The Company’s final results will be filed subsequently on Form 10-Q with the Securities and Exchange Commission.

Conference Call Today:

Rod Keller, CEO and Curt Smith, CFO will be conducting a conference call this morning at 8:30 a.m. ET in which they will lead a discussion of third quarter financial results with a Q&A session to follow. To listen to the conference call, interested parties within the U.S. should dial 1-877-270-2148 (domestic) or 1-412-902-6510 (international). All callers should dial in approximately 10 minutes prior to the scheduled start time and ask to be joined into the AYRO, Inc. conference call.

The conference call will also be available through a live webcast that can be accessed at https://services.choruscall.com/links/ayro201106.html or via the Company’s website at https://ir.ayro.com/news-events/ir-calendar.

The webcast replay will be available until February 6, 2021 and can be accessed through the above links or by calling 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and using access code 10149581.

About AYRO, Inc.

Texas-based AYRO, Inc., engineers purpose-built electric vehicles to enable sustainable fleets. With rapid, customizable deployments that meet specific buyer needs, AYRO’s agile EVs are an eco-friendly microdistribution alternative to gasoline vehicles. The AYRO 411 Club Car is the only zero-emission, light duty EV known to AYRO that can be optimized for the needs of any sustainable fleet, while the AYRO 311 EV can be configured for a variety of urban last-mile transportation needs. AYRO innovates with speed, discipline, and agility and was founded in 2017 by entrepreneurs, investors, and executives with a passion for creating sustainable urban electric vehicle solutions for micromobility. For more information, visit: www.ayro.com

Forward-Looking Statements

This press release may contain forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any expected future results, performance, or achievements. Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “may,” “plan,” “project,” “will,” “would” and their opposites and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, without limitation: we have a history of losses and has never been profitable, and we expect to incur additional losses in the future and may never be profitable; the market for our products is developing and may not develop as expected; our business, results of operations and financial condition may be adversely impacted by public health epidemics, including the recent COVID-19 outbreak; our limited operating history makes evaluating its business and future prospects difficult and may increase the risk of any investment in its securities; we may experience lower-than-anticipated market acceptance of its vehicles; developments in alternative technologies or improvements in the internal combustion engine may have a materially adverse effect on the demand for our electric vehicles; the markets in which we operate are highly competitive, and we may not be successful in competing in these industries; we rely on and intends to continue to rely on a single third-party supplier for the sub-assemblies in semi-knocked-down for all of its vehicles; we may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims; increases in costs, disruption of supply or shortage of raw materials, in particular lithium-ion cells, could harm our business; we will be required to raise additional capital to fund its operations, and such capital raising may be costly or difficult to obtain and could dilute our stockholders’ ownership interests, and our long-term capital requirements are subject to numerous risks; we may fail to comply with environmental and safety laws and regulations; and we are subject to governmental export and import controls that could impair our ability to compete in international market due to licensing requirements and subject us to liability if we are not in compliance with applicable laws. A discussion of these and other factors is set forth in our registration statement on Form S-4 filed on February 14, 2020, as amended. Forward-looking statements speak only as of the date they are made and we disclaim any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For media inquiries:	For investor inquiries:

Liz Crumpacker	Joseph Delahoussaye III
for AYRO, Inc.	for AYRO Inc.
ayro@antennagroup.com	investors@ayro.com

AYRO, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue	$388,654	$265,481	$821,398	$745,530
Cost of goods sold	326,671	202,029	645,463	577,539
Gross profit	61,983	63,452	175,935	167,991

Operating expenses:
Research and development	664,145	297,680	999,449	780,605
Sales and marketing	304,880	432,275	863,400	932,902
General and administrative	1,482,018	1,411,376	3,445,749	3,437,176
Total operating expenses	2,451,043	2,141,331	5,308,598	5,150,683

Loss from operations	(2,389,060)	(2,077,879)	(5,132,663)	(4,982,692)

Other (expense) income:
Other income	17,503	1,142	17,523	1,198
Interest expense	(95,469)	(65,103)	(324,670)	(233,084)
Loss on extinguishment of debt	(213,700)	-	(566,925)	-
Other (expense) income, net	(291,666)	(63,961)	(874,072)	(231,886)

Net loss	$(2,680,726)	$(2,141,840)	$(6,006,735)	$(5,214,578)

Deemed dividend on modification of Series H-5 warrants	(432,727)	-	(432,727)	-
Net loss Attributable to Common Stockholders	$(3,113,453)	$(2,141,840)	$(6,439,462)	$(5,214,578)

Net loss per share, basic and diluted	$(0.13)	$(0.77)	$(0.54)	$(1.80)

Basic and diluted weighted average Common Stock outstanding	23,599,967	2,793,592	11,896,906	2,894,374

AYRO, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30,	December 31,
	2020	2019
ASSETS
Current assets:
Cash	$27,916,838	$641,822
Accounts receivable, net	414,030	71,146
Inventory	1,524,755	1,118,516
Prepaid expenses and other current assets	1,861,873	164,399
Total current assets	31,717,496	1,995,883

Property and equipment, net	812,227	489,366
Intangible assets, net	170,199	244,125
Operating lease – right-of-use asset	1,130,233	-
Deposits and other assets	22,491	48,756
Total assets	$33,852,646	$2,778,130

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,131,461	$772,077
Accrued expenses	443,296	612,136
Contract liability	122,514	-
Current portion long-term debt, net	7,393	1,006,947
Current portion lease obligation – operating lease	118,466	-
Total current liabilities	1,823,130	2,391,160

Long-term debt, net	234,006	318,027
Lease obligation - operating lease, net of current portion	1,035,051	-
Total liabilities	3,092,187	2,709,187

Commitments and contingencies

Stockholders’ equity:
Preferred Stock, (authorized – 20,000,000 shares)	-	-
Convertible Preferred Stock Series H, ($0.0001 par value; authorized – 8,500 shares; issued and outstanding – 8 and zero shares, respectively)	-	-
Convertible Preferred Stock Series H-3, ($.0001 par value; authorized – 8,461 shares; issued and outstanding – 2,189 and zero shares, respectively)	-	-
Convertible Preferred Stock Series H-6, ($.0001 par value; authorized – 50,000 shares; issued and outstanding – 50 and zero shares, respectively)	-	-
Convertible Seed Preferred Stock, ($1.00 par value; authorized – zero shares; issued and outstanding – 0 and 7,360,985 shares, respectively)	-	9,025,245
Common Stock, ($0.0001 par value; authorized – 100,000,000 shares; issued and outstanding – 24,298,333 and 3,948,078 shares, respectively)	2,430	395
Additional paid-in capital	51,156,135	5,001,947
Accumulated deficit	(20,398,106)	(13,958,644)
Total stockholders’ equity	30,760,459	68,943
Total liabilities and stockholders’ equity	$33,852,646	$2,778,130

Below is a reconciliation of Adjusted EBITDA to net loss for the three months ended September 30, 2020 and 2019:

	For the three months ended
	September 30,
	2020	2019
Net Loss	$(2,680,726)	$(2,141,840)
Depreciation and Amortization	115,468	129,407
Stock-based compensation expense	167,769	752,965
Amortization of Discount on Debt	66,659	32,767
Interest expense	28,809	32,336
Loss on extinguishment of debt	213,700	-
Adjusted EBITDA	$(2,088,321)	$(1,194,365)

Below is a reconciliation of Adjusted EBITDA to net loss for the nine months ended September 30, 2020 and 2019:

	For the nine months ended
	September 30,
	2020	2019
Net Loss	$(6,006,735)	$(5,214,578)
Depreciation and Amortization	343,932	388,686
Stock-based compensation expense	475,175	1,360,623
Amortization of Discount on Debt	236,398	60,650
Interest expense	88,272	172,434
Loss on extinguishment of debt	566,925	-
Adjusted EBITDA	$(4,296,033)	$(3,232,185)